Installed Building Products Publishes 2023 Environmental, Social and Governance Report

Columbus, Ohio, August 31, 2023. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, announced today the release of the Company’s 2023 Environmental, Social and Governance (“ESG”) report, which highlights important milestones the Company achieved during the past year as well as the Company’s ongoing ESG policies and commitment to the environment, its employees, and its communities by promoting a more sustainable and equitable future.

“IBP was built on the idea of ‘doing the right thing.’ Doing the right thing means understanding that the way we treat our employees, customers, and our environment are inextricably linked, and every goal we set is meant to have far-reaching impacts. I am proud of the progress we made in 2022 and our unwavering commitment to doing the right thing as we focus on climate change, reducing our carbon footprint, and taking care of our employees and our communities,” stated Jeff Edwards, Chairman and Chief Executive Officer.

IBP has made continued progress toward many of the goals and objectives outlined in its inaugural ESG report that was issued in 2021. This is a testament to the commitment of the Company’s team members who embody IBP’s corporate values, mission, and vision. Highlights of IBP’s 2023 report include the following updates:

•Limiting the Risk Caused by Climate Change: IBP is taking a proactive approach to understand and address the risks climate change has on its business. The Company’s leadership team and Board have built a climate strategy, which includes climate and enterprise risk management actions to understand, assess, and mitigate the risks climate change has on its business.

•Reducing Carbon Emissions: With the majority of IBP’s revenue coming from installation of insulation, improving energy efficiency and reducing carbon emissions is a natural benefit of the services IBP provides its customers. During 2022, IBP made progress towards environmental targets, which includes a 30+% year-over-year reduction in Greenhouse Gas Emissions from the installation of spray foam, the diversion of 2.8 million pounds of scrap fiberglass insulation and 49,500 tons of wastepaper and cardboard from landfills, and continued efforts to transition IBP’s electricity needs to carbon-free sources.

•Supporting our Employees: IBP is focused on providing employees with a safe, rewarding, and respectful workplace where everyone feels that they belong. This commitment starts with a laser focus on safety through the Company’s Lead With Safety program, which has contributed to a safer work environment. IBP also supports its employees and their families through scholarships to pursue educational endeavors, financial grants to overcome financial stress, financial wellness programs to encourage financial responsibility, and health and wellness programs to promote physical and mental wellbeing.

•Giving Back to our Communities: IBP is committed to giving back to the people and communities that are the backbone of the Company. Through the Installed Building Products Foundation and corporate giving programs, IBP contributes 1% of EBITDA each year to support local communities throughout the country with initiatives primarily focused on education and housing-related needs. In 2022, IBP provided over $3 million to nonprofit organizations across the country, bringing the Company’s total philanthropic impact since 2019 to nearly $8 million.

“IBP’s Board of Directors and management team recognize the importance of ESG issues and their impact on our stockholders, customers, employees, and communities. As we continue our ESG journey, I believe we are making real progress in our efforts to become a leading corporate citizen. Our work is just beginning, and we remain steadfast in our goals to expand our social responsibility practices so that we can be a force for positive change,” concluded Mr. Edwards.

IBP’s Commitment to its Communities

Since IBP was founded, the Company has never lost sight of what it means to do the right thing, and how meaningful it is to work and engage in its communities. IBP has committed to give back approximately 1% of its annual EBITDA each year to support local communities by partnering with and supporting nonprofit organizations and initiatives focusing on education, housing, and strengthening communities. To learn more about IBP’s sustainability initiatives and to read or download the 2023 sustainability report, please visit https://installedbuildingproducts.com/sustainability/.

About Installed Building Products
Installed Building Products, Inc. is one of the nation's largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects in all 48 continental states and the District of Columbia from its national network of over 240 branch locations.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and the commercial market, industry conditions, our operations, our ESG-related performance and ESG initiatives including our long-term environmental targets, and our financial and business model. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” “will,” and "target" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the adverse impact of the ongoing COVID-19 pandemic; general economic and industry conditions; local, state and federal regulations; rising home prices; inflation and interest rates; the material price and supply environment; the timing of increases in our selling prices; and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as the same may be updated from time to time in our subsequent filings with the Securities and

Exchange Commission. Any forward-looking statement made by the Company in this report speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:
Investor Relations:
614-221-9944
investorrelations@installed.net

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